PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-145448

AIRSHARES (TM) EU CARBON ALLOWANCES FUND

SUPPLEMENT DATED MARCH 26, 2009 TO

PROSPECTUS DATED DECEMBER 5, 2008

This Supplement updates certain information contained in the Prospectus dated December 5, 2008 (the “Prospectus”) of AirShares™ EU Carbon Allowances Fund (the “Fund”) relating to the listing of the Shares of the Fund on NYSE Arca.  All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

1.	The initial paragraph under the sub-heading “Principals and Key Employees” on page 46 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“Jeffrey L. Feldman, David W. Jaffin, Richard Berenger and Andrew S. Hyman serve as the Chief Executive Officer, Chief Financial Officer, Compliance Officer and Director of Business Development of the Sponsor, respectively.”

2.	The biography of Joseph L. Shocken set forth on page 46 of the Prospectus is hereby deleted and replaced, in its entirety, with the biography of Jeffrey L. Feldman, set forth below:

Jeffrey L. Feldman, age 61, was appointed as the Chief Executive Officer of the Sponsor effective as of March 11, 2009. In his role as Chief Executive Officer of the Sponsor, he is responsible for all aspects of its activities, including operations, finance, compliance, and marketing. Mr. Feldman’s registration as a listed principal of the Sponsor has been pending since March 25, 2009. Since March 11, 2009, Mr. Feldman has also been the Chief Executive Officer of XShares Group, Inc. (“XShares Group”), a financial services company based in New York and the sole member of the Sponsor, where he is responsible for all aspects of its activities, including operations, finance, compliance, and marketing. In addition to his recent election as the CEO of XShares Group, Mr. Feldman is also the founder of XShares Group and has served as President of XShares Group, LLC, Ferghana-Wellspring LLC and Wellspring Bio Capital (each, a predecessor of XShares Group) from March 2006 to July 2008, November 2005 to March 2006, and March 2004 to November 2005, respectively. In addition, Mr. Feldman served as XShares Group’s Chief Strategist from July 2008 through March 11, 2009.  Mr. Feldman has also served as Chairman of the Board of the TDX Independence Funds since September 2008. The Sponsor is the investment adviser to the TDX Independence Funds. Mr. Feldman has been involved in the development of intellectual property in the healthcare sector and has been involved with teaching and private equity as well as advising early stage start-up companies with financing and management issues.

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

XSHARES ADVISORS LLC

Sponsor